Item 77H

On May 30, 1998, Registrant's Board decided not to renew Registrant's Investment Management Agreement with Fundamental Portfolio Advisors, Inc. beyond May 31, 1998. Tocqueville Asset Management LP was selected by Registrant's Board to act as interim investment adviser to Registrant for a 120-day period commencing June 1, 1998. Cornerstone was selected by Registrant's Board to act as interim investment adviser to Registrant commencing September 29, 1998 and acted as such throughout the remainder of Registrant's fiscal year.